Exhibit 8.2

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

December 17, 2013

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

CIM Urban REIT, LLC

6922 Hollywood Blvd.

Ninth Floor

Los Angeles, CA 90028

Ladies and Gentlemen:

We have acted as counsel to CIM Urban REIT, LLC, a Delaware limited liability company (“CIM REIT”), in connection with the Merger (defined below) as described in a Registration Statement on Form S–4, File No. 333-190934, and the related joint proxy statement/prospectus filed by PMC Commercial (as defined below), PMC Merger Sub (as defined below), CIM REIT and CIM Merger Sub (as defined below) with the U.S. Securities and Exchange Commission (the “SEC”) (as amended, the “Registration Statement”). This opinion letter is furnished to you at your request to enable PMC Commercial to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

CIM REIT, CIM Merger Sub, LLC, a Delaware limited liability company and a subsidiary of CIM REIT (“CIM Merger Sub”), PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), and Southfork Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of PMC Commercial (“PMC Merger Sub”), are parties to the Agreement and Plan of Merger, dated July 8, 2013 (as it may be amended from time to time, the “Merger Agreement”).

Pursuant to the Merger Agreement, CIM Merger Sub will merge with and into PMC Merger Sub (the “Merger”), with PMC Merger Sub surviving the Merger as a direct, wholly owned subsidiary of PMC Commercial. CIM REIT and PMC Commercial have requested our opinion with respect to the matters set forth below.

In connection with rendering the opinion expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	The Registration Statement;

(2)	CIM REIT’s limited liability company agreement;

(3)	The Merger Agreement; and

(4)	Such other documents as may have been presented to us by CIM REIT from time to time.

In addition, we have relied upon the factual representations contained in the certificate issued by PMC Commercial, dated as of the date thereof, executed by a duly appointed officer of PMC Commercial, setting forth certain representations relating to the organization and proposed operation of PMC Commercial and its subsidiaries.

For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinion.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinion set forth in this Letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.

In rendering this opinion, we have assumed that the transactions contemplated by the Reviewed Documents have been or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinion is based on the assumption that PMC Commercial and its subsidiaries (if any) will each be operated in the manner described in the Declaration of Trust of PMC Commercial and the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of PMC Commercial as REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of PMC Commercial for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that the conclusions of law with respect to the United States federal income tax matters set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” excluding the matters set forth under the subheading “Tax Consequences to PMC Commercial Shareholders of the Special Dividend” (for which Locke Lord LLP, counsel to PMC Commercial, shall render an opinion) are accurate and complete in all material respects.

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this Letter, and we are not undertaking to update this Letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper LLP (US) contained under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)